Exhibit 99.1

Cost-U-Less Announces Addition to Board of Directors

Bellevue, WA, June 18, 2004

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today announced the appointment of Bob Donegan to its Board of Directors. Mr. Donegan currently serves as President and Director of Ivar’s Inc., a chain of restaurants with headquarters in Seattle, Washington. Since Mr. Donegan started with Ivar’s in 1997, the chain has grown from approximately 45 to 61 units.

Prior to serving with Ivar’s, Mr. Donegan served as Chief Financial Officer, Executive Vice President of Planning and Development for Peet’s Coffee and Tea from 1994 to 1997, helping grow the store count from 19 to 31 units.

“We are pleased to bring Bob onto our team,” said George Textor, the Company’s Chairman. “His experience in strategic roles at Ivar’s and Peet’s Coffee will serve the Company well and complement the skills of the current Board Members.”

“I look forward to working with the Cost-U-Less board and serving as a sounding board to management,” said Donegan. “I’ve been through several iterations at taking a retail company with a solid concept and helping it grow quicker.”

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, without limitation; future market opportunities for existing and planned products and services; our small store base; the mix of geographic and product revenues; relationships with third parties; litigation; our ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213